                        CONSENT OF INDEPENDENT AUDITOR

        We consent to incorporation by reference in the Registration Statements on Form S-3 (File No. 33-37784) and on Forms S-8 (File No. 33-18527 and 33-91922) of Century South Banks, Inc. of our report dated March 5, 1997, except for note 14, as to which the date is July 11, 1997 relating to the consolidated balance sheet of Bank Corporation of Georgia and subsidiaries as of December 31, 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1997 Annual Report on Form 10-K of Century South Banks, Inc.


                                PORTER KEADLE MOORE, LLP

                                Successor to the practice of
                                Evans, Porter Bryan & Co.

Atlanta, Georgia
March 31, 1998